                                                                  EXHIBIT 4.7(B)

THE CONFIDENTIAL PORTIONS OF THIS EXHIBIT HAVE BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A CONFIDENTIAL TREATMENT REQUEST IN ACCORDANCE WITH RULE 24B-2 OF THE SECURITIES AND EXCHANGE ACT OF 1934, AS AMENDED. REDACTED PORTIONS OF THIS EXHIBIT ARE MARKED BY AN ***.

                            SHARE PURCHASE AGREEMENT
                     (FOR THE PURCHASE OF SHARES OR OPTIONS
                            FROM COMMON SHAREHOLDERS)

          THIS AGREEMENT is made as of the 18th day of November, 2005,

BETWEEN:

               PARTEQ RESEARCH AND DEVELOPMENT INNOVATIONS, a non-share capital company incorporated under the laws of Ontario ("PARTEQ")

               -and-

               JAMES N. REYNOLDS, of the City of Kingston ("REYNOLDS")

               -and-

               BRIAN M. BENNETT, of the City of Kingston ("BENNETT")

               -and-

               ROLAND J. BOEGMAN, of the City of Kingston ("BOEGMAN")

               -and-

               KHEM JHAMANDAS, of the City of Kingston ("JHAMANDAS")

               -and-

               GREGORY J. THATCHER, of the City of Chicago, Illinois
               ("THATCHER")

               -and-

               JOHN LEHMANN, of the City of Wayne, Pennsylvania ("LEHMANN")

               -and-

               IAN ANDERSON, of the City of Woodbridge ("ANDERSON")

               -and-

               GRAHAM STRACHAN, of the City of Etobicoke ("STRACHAN")

               -and-

               JEAN-PAUL ST. PIERRE, of the City of Mont-Royal, Quebec ("ST. PIERRE")

               -and-

               NEIL CUTLER, of the City of Beverly Hills, California ("CUTLER")

               -and-

               CARL COTMAN, of the City of Irvine, California ("COTMAN")

               -and-

               JUDITH BURGESS, of the City of Etobicoke ("BURGESS")

               -and-

               LIANA MEOGROSSI, of the City of Oakville ("MEOGROSSI")

               -and-

               JOY NEWSOME, of the City of Burlington ("NEWSOME")

               -and-

               PERRY MOLINOFF, of the City of Philadelphia, Pennsylvania ("MOLINOFF")

               -and-

               SCOTT SAMUEL, of the City of Markham ("SAMUEL")

               -and-

               JAMES RAE, of the City of Markham ("RAE")

               -and-

               PAUL SEKHRI, of the City of Boston, Massachusetts ("SEKHRI")

               -and-

               PADMINI SINGH, of the City of Brampton ("SINGH")

               -and-

               DALE ST. HILAIRE, of the Town of Caledon ("HILAIRE")

               (the above parties, being collectively referred to as the "VENDORS" and individually as a "VENDOR")

               -and-

               VERNALIS PLC, a corporation incorporated under the laws of England and Wales, with company number 2304992

               ("VERNALIS")

               -and-

               VERNALIS (CANADA) INC., a corporation incorporated under the laws of New Brunswick

               (the "PURCHASER")

RECITALS:

A. Certain holders of warrants, conversion rights and options to acquire Class A Preference Shares, Class D Preference Shares and common shares (the "PRINCIPAL SHAREHOLDERS") in the capital of Cita Neuropharmaceuticals Inc. (the "CORPORATION"), the Purchaser, Vernalis and the Corporation have entered into a share purchase agreement (the "PRINCIPAL PURCHASE AGREEMENT") dated the date hereof whereby the Principal Shareholders have agreed to sell to the Purchaser all of their shares in the capital of the Corporation, including those issuable upon exercise of warrants, conversion rights, options and other rights to acquire shares in the capital of the Corporation, or to exchange certain options and other rights to acquire shares in the capital of the Corporation (both the shares and options being, collectively, the "PRINCIPAL SHAREHOLDERS' SECURITIES").

B. Parteq, Reynolds, Bennett, Boegman, Jhamandas and Thatcher (collectively, the "SHAREHOLDERS") wish to sell all of their common shares in the capital of the Corporation and the Purchaser wishes to purchase such shares, on and subject to the terms and conditions of this Agreement.

C. Lehmann, Anderson, Strachan, St. Pierre, Cutler, Cotman, Burgess, Meogrossi, Newsome, Molinoff, Samuel, Rae, Sekhri, Singh and St. Hilaire (collectively, the "OPTIONHOLDERS") wish to exchange their options to acquire common shares in the capital of the Corporation for options to acquire Class 4 Preferred Shares in the Purchaser, on and subject to the terms of this Agreement.

D. The Vendors wish to appoint The VenGrowth Advanced Life Sciences Fund Inc. to act as their representative with respect to certain matters with respect to this Agreement and related documents.

E. The Purchaser is also entering into separate agreements with other holders of shares in the capital of the Corporation and holders of warrants, conversion rights, options or rights to acquire shares in the capital of the Corporation to acquire all such shares and/or rights.

          NOW THEREFORE in consideration of the mutual covenants and agreements contained in this Agreement and other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties hereto agree as follows:

                                    ARTICLE 1
                                 INTERPRETATION

1.1  DEFINITIONS

          In this Agreement,

     1.1.1 "AFFILIATE" has the meaning ascribed to such term under the Business Corporations Act (Ontario);

     1.1.2 "AGREED PAIN PROJECT BUDGET" means the budget for the Pain Project agreed between the Corporation and the Purchaser;

     1.1.3 "AGREED PARKINSON'S PROJECT BUDGET" means the budget for the Parkinson's Project agreed between the Corporation and the Purchaser;

     1.1.4 "AGREEMENT" means this agreement and all schedules attached to this agreement, in each case as they may be amended or supplemented from time to time, and the expressions "HEREOF", "HEREIN", "HERETO", "HEREUNDER", "HEREBY" and similar expressions refer to this agreement; and unless otherwise indicated, references to Articles and sections are to Articles and sections in this agreement;

     1.1.5 "ALZHEIMER'S PROJECT" means the Business which relates to CNP1061 for the indication of Alzheimer's disease;

     1.1.6 "API INVENTORY AMOUNT" means the aggregate purchase price of specified inventory acquired in respect of the Pain Project and the Parkinson's Project, as set out in the Principal Purchase Agreement;

     1.1.7 "BUSINESS" means the business of the Corporation of researching, developing and testing drug candidates related to the Pain Project, the Parkinson's Project and the Alzheimer's Project;

     1.1.8 "BUSINESS DAY" means any day, other than Saturday, Sunday or any statutory holiday in the Province of Ontario or London, England;

     1.1.9 "CANADIAN DOLLARS", "CDN. DOLLARS" or "CDN.$" means lawful currency of Canada;

     1.1.10 "CHARGE" means any security interest, lien, charge, pledge, encumbrance, mortgage, adverse claim or title retention agreement of any nature or kind;

     1.1.11 "CLASS 4 PREFERRED SHARE OPTIONS" means the options to acquire Class 4 Preferred Shares to be granted at the Time of Closing to the Optionholders as set forth opposite each Optionholder's name in the Final Proceeds Schedule, pursuant to Purchaser Option Agreements, in exchange for options to acquire common shares in the capital of the Corporation, each Class 4 Preferred Share Option being exercisable for one Class 4 Preferred Share;

     1.1.12 "CLASS 2 PREFERRED SHARES" means the Class 2 non-voting, retractable, redeemable, preferred shares, in registered form, of the Purchaser having the share provisions set out in Schedule D and subject to the prior redemption right of the Class 1 non-voting, retractable, redeemable, preferred shares in registered form, of the Purchaser, with a stated redemption price of U.S. $1.00 per share;

     1.1.13 "CLASS 3 PREFERRED SHARES" means the Class 3 non-voting, retractable, redeemable, preferred shares, in registered form, of the Purchaser, having the share provisions set out in Schedule D and subject to the prior redemption right of the Class 1 non-voting, retractable, redeemable, preferred shares, in registered form, of the Purchaser and the Class 2 non-voting, retractable, redeemable, preferred shares, in registered form, of the Purchaser, with a stated redemption price of U.S.$1.00 per share and with an aggregate Redemption Price as set out in the Final Proceeds Schedule, plus the aggregate Redemption Price of any additional Class 3 Preferred Shares issued in accordance with section 2.7 and to other Persons in respect of Net Cash, and subject to further reduction and set-off in accordance with section 2.3.7 and the share provisions attached to the Purchaser Shares;

     1.1.14 "CLASS 4 PREFERRED SHARES" means the Class 4 non-voting, retractable, redeemable, preferred shares, in registered form, of the Purchaser, having the share provisions set out in Schedule D and subject to the prior redemption right of the Class 1 non-voting, retractable, redeemable, preferred shares, in registered form, of the Purchaser and the Class 2 Preferred Shares, with a stated redemption price of U.S.$1.00 per share and with an aggregate Redemption Price as set out in the Final Proceeds Schedule, plus the aggregate Redemption Price of any additional Class 4 Preferred Shares issued in accordance with section 2.7 and to other Persons in respect of Net Cash, and subject to further reduction and set-off in accordance with section 2.3.7 and the share provisions attached to the Purchaser Shares;

     1.1.15 "CLOSING" means the completion of the sale and purchase and exchange of the Purchased Securities pursuant to this Agreement at the Time of Closing;

     1.1.16 "CLOSING DATE" means such date for completion of the purchase of the Principal Shareholders' Securities pursuant to the Principal Purchase Agreement as determined pursuant to the Principal Purchase Agreement;

     1.1.17 "CONVERSION RATE" means, in relation to the conversion of one Currency to another on a particular day, the rate of exchange quoted by the Bank of Canada as its spot rate of exchange for the conversion of the one Currency to the other at approximately noon (Toronto time) on such day;

     1.1.18 "CORPORATION SHAREHOLDERS AGREEMENT" means the Amended and Restated Shareholders Agreement dated May 4, 2004 among the shareholders of the Corporation and the Corporation;

     1.1.19 "CORPORATION SHARES" means the common shares in the capital of the Corporation;

     1.1.20 "CREST" means the relevant system, as defined in the UK Uncertificated Securities Regulations 1995 (SI 1995 No. 93/3272), as amended (in respect of which CRESTCo Limited is operator);

     1.1.21 "CURRENCY" means Canadian Dollars, Pounds Sterling or United States Dollars;

     1.1.22 "ESTIMATED SIGNING BALANCE SHEET" means the consolidated balance sheet of the Corporation and the Subsidiaries as at the date of this Agreement, and the calculation of Vernalis Liabilities, prepared pursuant to the Principal Purchase Agreement;

     1.1.23 "EXCHANGED OPTIONS" means the options to acquire common shares in the capital of the Corporation, as set forth opposite each Optionholder's name in Schedule E, to be exchanged by the Optionholders for Class 4 Preferred Share Options pursuant to this Agreement;

     1.1.24 "FDA" means the Food and Drug Administration of the United States of America;

     1.1.25 "FINAL CLOSING BALANCE SHEET" means the consolidated balance sheet of the Corporation and the Subsidiaries as at the Closing Date, and the calculation of the Net Cash as at the Closing Date, prepared pursuant to the Principal Purchase Agreement;

     1.1.26 "FINAL PROCEEDS SCHEDULE" means the schedule setting out, as at the Closing Date, the allocation of Purchaser Shares, Class 4 Preferred Share Options, each class of shares in the capital of the Purchaser, options to acquire such shares, Redemption Amounts based on the occurrence of Milestones and other amounts set forth therein (prior to reduction and set-off in accordance with section 2.3.7 and excluding the allocation of the Redemption Amounts in respect of any additional Class 2 Preferred Shares, Class 3 Preferred Shares and Class 4 Preferred Shares issued pursuant to section 2.7 or to other Persons in respect of Net Cash), a pro forma of which is set out in Schedule A (the "PRO FORMA PROCEEDS SCHEDULE"), such schedule in final form to be agreed between Vernalis and the Corporation pursuant to the Principal Purchase Agreement;

     1.1.27 "FINAL SIGNING BALANCE SHEET" means the consolidated balance sheet of the Corporation and the Subsidiaries as at the date of this Agreement, and the calculation of Vernalis Liabilities, prepared pursuant to the Principal Purchase Agreement;

     1.1.28 "INTERIM EXPENDITURE" means such portion of the Interim Funding amount advanced by the Purchaser or Vernalis to the Corporation where the proposed use of such funds indicated by the Corporation pursuant to the Principal Purchase Agreement was to fund Permitted Costs;

     1.1.29 "INTERIM FUNDING AMOUNT" means the aggregate amount advanced by the Purchaser or Vernalis to the Corporation pursuant to the Principal Purchase Agreement to fund the Corporation's operations;

     1.1.30 "MILESTONE", in respect of the Purchaser Shares, has the meaning attributed to such term in section 2.3.2;

     1.1.31 "MILESTONE CONSIDERATION" means the issue of Class 3 Preferred Shares and Class 4 Preferred Share Options to the Vendors as set out in the Final Proceeds Schedule and in accordance with section 2.3.1;

     1.1.32 "MILESTONE SHARE PRICE" means, in respect of any Vernalis Shares to be issued on a Redemption Date, the average of the closing middle market prices of a Vernalis Share as shown in the Daily Official List of the London Stock Exchange plc on the 30 trading days up to and including the trading day (the "FINAL TRADING DAY") immediately prior to the occurrence of the relevant Milestone and converted to the relevant Currency at the Conversion Rate on the Final Trading Day;

     1.1.33 "MILESTONE SHARES" means, in respect of any Redemption Amount, such number of Vernalis Shares, if any, to be allotted and issued to satisfy such Redemption Amount in accordance with section 2.3.5;

     1.1.34 "NET CASH" means an amount equal to:

          (i) the aggregate amount of cash, receivables and deposits (but not prepaid expenses) of the Corporation and the Subsidiaries as at the Closing Date plus the API Inventory Amount,

          less

          (ii) the aggregate amount of all liabilities, including any liabilities arising in connection with the entering into of this Agreement, the completion of the transactions contemplated hereby, any withholding tax remittances, interest and penalties remaining unpaid in respect of payments to Chiesi Farmaceutica S.p.A pursuant to the Chiesi Licence Agreements (as defined in the Principal Purchase Agreement)(other than U.S.$ *** to be withheld in connection with its right to acquire Class C Preference shares in the capital of the Corporation), of the Corporation and the Subsidiaries as at the Closing Date,

          plus

          (iii) the Vernalis Liabilities less such portion of the Interim Funding Amount advanced by the Purchaser or Vernalis to the Corporation where the proposed use of such funds indicated by the Corporation pursuant to the Principal Purchase Agreement was to fund Vernalis Liabilities, to be set out in the Final Closing Balance Sheet and calculated in the manner provided in Schedule 1.1.34;

     1.1.35 "PAIN PROJECT" means the Business which relates to CNP3381 for the indication of diabetic neuropathic pain;

     1.1.36 "PARKINSON'S PROJECT" means the Business which relates to CNP1512 for the indication of Parkinson's disease;

     1.1.37 "PERMITTED COSTS" means any expenditure or commitment incurred or committed to by the Corporation and the Subsidiaries in accordance with the Agreed Pain Project Budget or the Agreed Parkinson's Project Budget or to pay salaries of employees of the Corporation and overhead costs at the same level as at the date of this Agreement, and approved pursuant to the Principal Purchase Agreement;

     1.1.38 "PERSON" means any individual, partnership, limited partnership, joint venture, syndicate, sole proprietorship, company or corporation with or without share capital, unincorporated association, trust, trustee, executor, administrator or other legal personal representative, regulatory body or agency, government or governmental agency, authority or entity however designated or constituted;

     1.1.39 "POUNDS STERLING" or "L" means lawful currency of the United
     Kingdom;

     1.1.40 "PRIME RATE" means the annual rate of interest which the Royal Bank of Canada establishes at its principal office in Toronto as the reference rate of interest to determine interest rates it will charge at such time for demand loans in Canadian dollars made to its customers in Canada and which it refers to as its "prime rate of interest";

     1.1.41 "PRO FORMA PROCEEDS SCHEDULE" has the meaning attributed to such term in section 1.1.26;

     1.1.42 "PURCHASE PRICE" has the meaning attributed to such term in section 2.2;

     1.1.43 "PURCHASED SECURITIES" means, collectively, the Purchased Shares and the Exchanged Options;

     1.1.44 "PURCHASED SHARES" means the common shares in the capital of the Corporation to be sold by Parteq, Reynolds, Bennett, Boegman, Jhamandas and Thatcher to the Purchaser pursuant to this Agreement, as set forth opposite each Vendor's name in Schedule E;

     1.1.45 "PURCHASER OPTION AGREEMENTS" means the agreements in the form appended to the Purchaser Option Plan to be entered into among the Purchaser, the Shareholder's Representative and each Optionholder in respect of the grant of Class 4 Preferred Share Options;

     1.1.46 "PURCHASER OPTION PLAN" means the option plan to be adopted by the Purchaser, substantially in the form attached as Schedule B;

     1.1.47 "PURCHASER SHAREHOLDERS AGREEMENT" means the unanimous shareholders agreement to be entered into pursuant to the Business Corporations Act (New Brunswick) among all of the shareholders of the Purchaser, the Purchaser and Vernalis, substantially in the form attached as Schedule C;

     1.1.48 "PURCHASER SHARES" means, collectively, the Class 3 Preferred Shares to be issued to the Vendors and to other holders of common shares and rights to acquire common shares in the capital of the Corporation and the Class 4 Preferred Shares to be issued to the Vendors and other holders of rights to acquire common shares in the capital of the Corporation upon exercise of their Class 4 Preferred Share Options, all with rights, privileges, restrictions and conditions set out in the share provisions, substantially in the form attached as Schedule D;

     1.1.49 "REDEMPTION AMOUNT" means, in respect of any Redemption Date, the aggregate Redemption Price payable in cash and/or Vernalis Shares owing to the Vendors by the Purchaser upon the retraction or redemption of their Purchaser Shares (including Purchaser Shares issued upon exercise of Class 4 Preferred Share Options) in accordance with the share provisions attached to such Purchaser Shares, or by Vernalis (or its designee or assignee) upon exercise of its call right in accordance with section 2.3.4, and, subject, in either case, to reduction or set-off of any Vendor's entitlement thereto in accordance with section 2.3.7 and the share provisions attached to the Purchaser Shares;

     1.1.50 "REDEMPTION DATE" means (i) in respect of any Milestone, the 45th day after the occurrence of that Milestone, or such other date as may be agreed between the Purchaser and the Vendors' Representative, and (ii) the Special Redemption Date;

     1.1.51 "REDEMPTION PRICE" means the stated redemption price of each Purchaser Share in respect of a Redemption Date of U.S.$ *** each;

     1.1.52 "REPORT" means the customary report produced for filing with the FDA;

     1.1.53 "SPECIAL REDEMPTION DATE" has the meaning attributed to such term in section 0;

     1.1.54 "SUBSIDIARIES" means 2037137 Ontario Inc. and 2060347 Ontario Inc., each incorporated under the laws of the Province of Ontario and each a wholly-owned subsidiary of the Corporation;

     1.1.55 "TIME OF CLOSING" means such time for completion of the purchase of the Principal Shareholders' Securities pursuant to the Principal Purchase Agreement on the Closing Date;

     1.1.56 "UNITED STATES DOLLARS", "U.S. DOLLARS" or "U.S.$" means lawful currency of the United States of America;

     1.1.57 "VENDORS' REPRESENTATIVE" has the meaning attributed to such term in section 2.4;

     1.1.58 "VENDORS' REPRESENTATIVE AGREEMENT" has the meaning attributed to such term in section 2.4;

     1.1.59 "VERNALIS LIABILITIES" means the aggregate liabilities as at the date of this Agreement incurred or committed to by the Corporation and the Subsidiaries in respect of the Pain Project and the Parkinson's Project which are not outstanding for more than 60 days past their invoice date and appended to the Estimated Signing Balance Sheet, subject to adjustment in accordance with the Final Signing Balance Sheet; and

     1.1.60 "VERNALIS SHARES" means the ordinary shares of L*** each in the capital of Vernalis, adjusted for any stock split or consolidation effected after the date of this Agreement.

1.2  HEADINGS

          The inclusion of headings in this Agreement is for convenience of reference only and shall not affect the construction or interpretation hereof.

1.3  GENDER AND NUMBER

          In this Agreement, unless the context otherwise requires, words importing the singular include the plural and vice versa, words importing gender include all genders or the neuter, and words importing the neuter include all genders.

1.4  CURRENCY CONVERSION AND INDEMNITY

          If, in connection with any action or proceeding brought in connection with this Agreement or any judgment or order obtained as a result thereof, it becomes necessary to convert any amount due hereunder in one Currency (the "OTHER CURRENCY") into Canadian Dollars, then the conversion shall be made at the Conversion Rate on the first Business Day prior to the day on which payment is received.

          If the conversion is not able to be made in the manner contemplated by the preceding paragraph in the jurisdiction in which the action or proceeding is brought, then the conversion shall be made at the Conversion Rate on the date fixed by the court for such conversion.

          If the Conversion Rate on the date of payment is different from the Conversion Rate on such first Business Day or on the date fixed for conversion by the court, as the case may be, the party liable to make the payment (the "PAYOR") shall pay such additional amount (if any) in Canadian Dollars as may be necessary to ensure that the amount paid on such payment date is the aggregate amount in Canadian Dollars which, when converted at the Conversion Rate on the date of payment, is the amount due in the Other Currency, together with all costs, charges and expenses of conversion. Any additional amount owing by the payor to the party or parties entitled to payment thereof pursuant to the provisions of this section 1.4 shall be due as a separate debt and shall give rise to a separate cause of action and shall not be affected by or merge into any judgment obtained for any other amounts due under or in respect of this Agreement.

1.5  ENTIRE AGREEMENT

          This Agreement constitutes the entire agreement between the parties pertaining to the purchase or exchange of the common shares in the capital of the Corporation. This Agreement supersedes all prior arrangements and understandings, whether written or oral, relating to such subject matter in any way. There are no warranties, conditions, or representations (including any that may be implied by statute) and there are no agreements in connection with such subject matter except as specifically set forth or referred to in this Agreement. No reliance is placed on any warranty, representation, opinion, advice or assertion of fact made either prior to, contemporaneous with, or after entering into this Agreement, or any amendment or supplement thereto, by any party to this Agreement or its directors, officers, employees or agents, to any other party to this Agreement or its directors, officers, employees or agents, except to the extent that the same has been reduced to writing and included as a term of this Agreement, and none of the parties to this Agreement has been induced to enter into this Agreement or any amendment or supplement by reason of any such warranty, representation, opinion, advice or assertion of fact. Accordingly, there shall be no liability, either in tort or in contract, assessed in relation to any such warranty, representation, opinion, advice or assertion of fact, except to the extent contemplated above. To the extent that there is any inconsistency between the share provisions attached to the Purchaser Shares and the terms of this Agreement, the terms of this Agreement shall prevail.

1.6  WAIVER, AMENDMENT

          Except as expressly provided in this Agreement, no amendment or waiver of this Agreement shall be binding unless executed in writing by the party to be bound thereby. No waiver of any provision of this Agreement shall constitute a waiver of any other provision nor shall any waiver of any provision of this Agreement constitute a continuing waiver unless otherwise expressly provided.

1.7  GOVERNING LAW

          This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein.

1.8  ATTORNMENT

          The Vendors, Vernalis, and the Purchaser (collectively, the "ATTORNING PARTIES" and, individually, an "ATTORNING PARTY") each agrees that any suit, action or proceeding arising out of or relating to this Agreement against an attorning party or any of an attorning party's assets may be brought in any court in the Province of Ontario, and the attorning parties hereby irrevocably and unconditionally attorn and submit to the jurisdiction of such courts. The attorning parties irrevocably waive and agree not to raise any objection any of them might now or hereafter have to the bringing of any such suit, action or proceeding in any such court including, without limitation, any objection that the place where such court is located is an inconvenient forum or that there is any other suit, action or proceeding in any other place relating in whole or in part to the same subject matter. Each attorning party agrees that any judgment or order against that attorning party in any such suit, action or proceeding brought in such a court shall be conclusive and binding upon that attorning party and consents to any such judgment or order being recognized and enforced in the courts of its jurisdiction of incorporation.

                                    ARTICLE 2
                                PURCHASE AND SALE

2.1  AGREEMENT TO PURCHASE AND SELL

          Simultaneously with the completion of the purchase from the Principal Shareholders of the Principal Shareholders' Securities pursuant to the Principal Purchase Agreement and subject to the terms of this Agreement, at the Time of
Closing:

     2.1.1 the Shareholders shall sell and the Purchaser shall purchase all of the Purchased Shares set forth opposite their names in Schedule E for Milestone Consideration as set forth opposite their names in the Final Proceeds Schedule; and

     2.1.2 the Optionholders shall exchange the Exchanged Options set forth opposite their names in Schedule E for Class 4 Preferred Share Options as set forth opposite their names in the Final Proceeds Schedule.

The Purchaser shall not be obligated to purchase or exchange any of the Purchased Securities in accordance with this Agreement unless the purchase or exchange of all of the Principal Shareholders' Securities is completed simultaneously in accordance with the Principal Purchase Agreement.

2.2  PURCHASE PRICE

          The aggregate purchase price (the "PURCHASE PRICE") to be paid by the Purchaser to the Vendors for the Purchased Shares and the Exchanged Options shall be equal to the Milestone Consideration, subject to adjustment on the Special Redemption Date in accordance with section 2.7.

2.3  SATISFACTION OF MILESTONE CONSIDERATION

     2.3.1 The Milestone Consideration shall be satisfied at the Time of Closing by:

          2.3.1.1 the issue of such number of Class 3 Preferred Shares to each Shareholder as is set out opposite that Shareholder's name in the Final Proceeds Schedule, credited as paid in full, and delivered by the Purchaser to each Shareholder in certificated form; and

          2.3.1.2 the grant of such number of Class 4 Preferred Share Options to each Optionholder as is set out opposite that Optionholder's name in the Final Proceeds Schedule.

     The Purchaser Shares (including Purchaser Shares issued upon exercise of Class 4 Preferred Shares Options) shall be redeemed by the Purchaser (and delivered by the relevant Vendor to the Purchaser for redemption) on each Redemption Date for the applicable Redemption Amount in accordance with the share provisions attached to the Purchaser Shares and the provisions of this Agreement or, if Vernalis exercises its call right in accordance with section 2.3.4, purchased by Vernalis (and delivered by the relevant Vendor to Vernalis for purchase) on such Redemption Date for the applicable Redemption Amount in accordance with the share provisions attached to the Purchaser Shares and the provisions of this Agreement. Each of the Vendors, the Purchaser and Vernalis agrees to be bound by the share provisions attached to the Purchaser Shares, subject to the terms of this Agreement.

     2.3.2 The occurrence of each of the following events (each a "MILESTONE") shall give rise to a retraction, redemption or call right in respect of the Purchaser Shares up to the amounts specified below (each a "MILESTONE PAYMENT"), in accordance with the share provisions attached to the Purchaser Shares and the provisions of this Agreement, and Vernalis shall notify the Vendors' Representative of the occurrence of each Milestone within 10 Business Days of its occurrence and shall indicate the Redemption Date with respect to such Milestone:

          2.3.2.1 in respect of the Pain Project:

               2.3.2.1.1 U.S.$5,833,334, upon the completion of a report by Vernalis or its affiliates to be produced in a timely manner following completion of a clinical study which generates data sufficient to support the requirements of 21 CFR 312.21(b) sufficient to justify Vernalis progressing with a Phase IIb or a Phase III study programme, as the case may be;

               2.3.2.1.2 U.S.$5,833,333, upon the completion of a Report by Vernalis or its affiliates to be provided in a timely manner following completion of a clinical study which generates data sufficient tos upport the requirements of 21 CFR 312.21(c) for a submission for regulatory approval to the FDA to market and sell in the USA a product comprising CNP3381 for the treatment of diabetic neuropathic pain; and

               2.3.2.1.3 U.S.$5,833,333, upon the issuance by the FDA of a written notification to Vernalis or its affiliates pursuant to 21 CFR3 14.105(a) that the FDA approves CNP3381 for the treatment of diabetic neuropathic pain, Alzheimer's disease, post-operative pain or mixed pain related to palliative care. For greater certainty, if CNP3381 is developed for more than one of the above-noted indications, only the first FDA approval for one of the indications noted above shall be a Milestone. If the Milestone referred to in section 2.3.2.1.2 has not occurred prior to the FDA approval contemplated by this section 2.3.2.1.3, that Milestone shall be deemed to occur concurrently with the occurrence of the Milestone contemplated in this section 2.3.2.1.3; and

          2.3.2.2 in respect of the Parkinson's Project:

               2.3.2.2.1 U.S.$ 5,833,334, upon the enrollment by Vernalis or its affiliates of the first patient into a Phase III study for the purpose of generating data to support the requirements of 21 CFR 312.21(b);

               2.3.2.2.2 U.S.$ 5,833,333, upon the completion of a Report by Vernalis or its affiliates to be produced in a timely manner following completion of a trial which generates data sufficient to support the requirements of 21 CFR 312.21(c) for a submission for regulatory approval to the FDA to market and sell in the USA a product comprising CNP1512 for the treatment of Parkinson's disease;

               2.3.2.2.3 U.S.$ 5,833,333, upon the issuance by the FDA of a written notification to Vernalis or its affiliates pursuant to 21 CFR 314.105(a) that the FDA approves CNP1512 for the treatment of Parkinson's disease; and

     provided that the Milestone Payment in respect of each of the first two Milestones to occur shall be reduced by an amount equal to one-half of the amount of the Interim Expenditure.

     2.3.3 Subject to section 2.3.4, the Redemption Amount in respect of a Redemption Date shall be satisfied by the allotment and issue of Vernalis Shares or, at the option of the Purchaser, by payment in cash or by a combination of cash and Vernalis Shares (such combination of cash and Milestone Shares to be at the discretion of the Purchaser) on the Redemption Date. Notwithstanding the foregoing, the Redemption Amount in respect of the Special Redemption Date, if applicable, may only be satisfied in cash.

     2.3.4 Vernalis (or its designee or assignee) may, at its option, elect, by notice to the Vendors' Representative at any time after the occurrence of a Milestone and on or before the relevant Redemption Date, to purchase, on the relevant Redemption Date, such Purchaser Shares which may be redeemed on such Redemption Date for the applicable Redemption Amount, notwithstanding that any Vendor or the Purchaser has exercised its retraction or redemption right, respectively, pursuant to the share provisions attached to the Purchaser Shares. If Vernalis exercises its call right in accordance with this section 2.3.4 and the share provisions attached to the Purchaser Shares in respect of a Redemption Date, the Redemption Amount payable on that Redemption Date shall be satisfied by the allotment and issue of Vernalis Shares or, at the option of Vernalis, by payment in cash or by a combination of cash and Vernalis Shares (such combination of cash and Vernalis Shares to be at the discretion of Vernalis) on that Redemption Date and in accordance with the share provisions attached to the Purchaser Shares. Upon exercise by Vernalis of its call right in accordance with this section 2.3.4, the retraction and redemption right of the Vendor or the Purchaser, respectively, pursuant to the share provisions attached to the Purchaser Shares in respect of the Redemption Date shall be cancelled. Notwithstanding the foregoing, the Redemption Amount in respect of the Special Redemption Date, if applicable, may only be satisfied in cash.

     2.3.5 To the extent the Purchaser or Vernalis, as applicable, elects not to satisfy any Redemption Amount in cash, Vernalis shall allot and issue Vernalis Shares, credited as paid in full, and deliver on the relevant Redemption Date to each Vendor (or its nominee), in uncertificated form to an account in CREST designated by that Vendor, such number of Vernalis Shares as at the Milestone Share Price shall be equal to that Vendor's entitlement to a Redemption Amount divided by the Milestone Share Price (rounded up to the nearest whole share), subject to any reduction as provided in section 2.3.7.

     2.3.6 Any Redemption Amount to be satisfied in cash, subject to any further reduction as provided in section 2.3.7, shall be paid on the relevant Redemption Date to the Vendors' Representative, on behalf of the Vendors, and the Vendors' Representative shall pay such Redemption Amount to the Vendors in accordance with their entitlement on the Redemption Date and neither the Purchaser nor Vernalis, as applicable, shall have any responsibility for such distribution. The Vendors' Representative may, not less than five Business Days prior to the relevant Redemption Date, direct the Purchaser or Vernalis, as applicable, to pay to any Vendor directly any amounts contemplated by this section 2.3.6.

     2.3.7 A Vendor's entitlement to a Redemption Amount on a Redemption Date may be further reduced and set-off by the Purchaser or Vernalis by and against the amount of any claim against that Vendor in respect of any loss, damages or deficiencies suffered by the Purchaser or Vernalis as a result of any breach by that Vendor of a representation or covenant contained in this Agreement, being either the approximate and reasonable estimate of the likely amount of any such claim as determined by the Purchaser or Vernalis, as applicable, or, if such claim has been settled or finally determined, the amount of such claim, to the extent not satisfied in full on the fifth Business Day preceding the Redemption Date (using the Milestone Share Price as the value of the Milestone Shares when calculating the number of Milestone Shares to be reduced).

     2.3.8 In the event any Vendor's entitlement to a Redemption Amount is reduced by the amount of an estimated claim (the "ESTIMATED CLAIM") as provided in section 2.3.7, upon such claim becoming settled or finally determined (the "DETERMINED CLAIM") the Purchaser or Vernalis, as applicable, shall, if and to the extent the amount of the Determined Claim for which such Vendor is responsible, is less than the Estimated Claim for which such Vendor is responsible, satisfy the difference (up to the amount of the reduction made pursuant to section 2.3.7) in cash or Vernalis Shares or a combination of the two (depending upon and proportionately to whether the relevant Redemption Amount was satisfied in cash or Vernalis Shares or a combination of the two) and the provisions of this section 2.3 shall apply mutatis mutandis, with the Milestone Share Price, when calculating the number of Vernalis Shares to be issued pursuant to this section 2.3.8, being that used in respect of the relevant Redemption Date.

     2.3.9 Notwithstanding that the Purchaser or Vernalis, as applicable, elects to pay a Redemption Amount, in whole or in part, in Vernalis Shares, the Purchaser or Vernalis, as applicable, may elect to pay to any Vendor who is located or resident in a jurisdiction on the Redemption Date or date for payment pursuant to section 2.3.8 where the issuance of such shares would be in contravention of applicable securities laws (with no obligation to qualify or register the shares or rely upon an exemption from such requirement), its entitlement to a Redemption Amount in cash only.

     2.3.10 Each of Molinoff, Sekhri, Thatcher, Lehmann, Cutler and Cotman severally, and not jointly, covenants in respect of itself only to deliver to the Purchaser, at the Time of Closing, a certificate issued pursuant to section 116 of the Income Tax Act (Canada) of such Vendor's disposition of its Purchased Shares. In the event that a Vendor is a non-resident of Canada under the Income Tax Act (Canada) on any Redemption Date or date for payment pursuant to section 2.3.8, it shall deliver to the Purchaser or Vernalis, as applicable, a certificate issued pursuant to section 116 of the Income Tax Act (Canada) on account of the Vendor's entitlement to a Redemption Amount on such Redemption Date or date for payment pursuant to section 2.3.8. Notwithstanding the foregoing, neither the Purchaser nor Vernalis, as applicable, shall be required to issue any Purchaser Shares or Vernalis Shares to any Vendor until the delivery of such certificate, as applicable. The Purchaser or Vernalis, as applicable, shall be entitled to deduct or withhold from any Redemption Amount payable in cash to a Vendor any amount required to be deducted or withheld under applicable law.

     2.3.11 Vernalis (or its designee or assignee) may, at its option, elect by notice to the Vendors' Representative at any time after the earlier of (i) the tenth anniversary of the Closing or (ii) the Redemption Date in respect of the last Milestone to occur, provided that any Redemption Amount owing in respect of such Redemption Date has been satisfied in full, to purchase, on the date specified in such notice, all of the outstanding Purchaser Shares for a purchase price of U.S.$ *** per share, payable in cash to the Vendors' Representative on behalf of the Vendors.

2.4  APPOINTMENT OF VENDORS' REPRESENTATIVE

          Each of the Vendors hereby appoints The VenGrowth Advanced Life Sciences Fund Inc. to act as its representative (the "VENDORS' REPRESENTATIVE") to carry out such duties and responsibilities and to exercise such rights and powers on its behalf as are provided in this Agreement and in related documents in accordance with an agreement (the "VENDORS' REPRESENTATIVE AGREEMENT") to be entered into among the Vendors' Representative, the Vendors, and certain other Persons to become shareholders or optionholders of the Purchaser (other than Vernalis).

          In the event of any disagreement between any Vendor and/or the Vendors' Representative resulting in adverse claims or demands with respect to the amounts delivered under this Agreement to the Vendors' Representative on behalf of the Vendors, the Vendors' Representative shall be entitled, at its option, to refuse to comply with any claims or demands on it with respect thereto so long as such disagreement shall continue, and in so refusing, the Vendors' Representative may elect to make no delivery of such amounts. In doing so, the Vendors' Representative shall not be or become liable in any way to the Vendors, Vernalis or the Purchaser for its failure or refusal to comply with such claims or demands.

          The Vendors' Representative may resign from such position at any time by written notice to the parties to the Vendors' Representative Agreement, the Purchaser and Vernalis provided that the Vendors' Representative shall have appointed a successor to the Vendors' Representative satisfactory to the Purchaser, acting reasonably, which appointment will be binding on the parties to the Vendors' Representative Agreement, and provided that such successor shall have consented to act in such capacity.

2.5  DELIVERY OF SHARE CERTIFICATES

          At the Time of Closing, the Shareholders shall deliver to the Purchaser share certificates representing the Purchased Shares duly endorsed in blank for transfer or accompanied by duly signed powers of attorney for transfer in blank.

2.6  DELIVERY OF OPTION AGREEMENTS

          At the Time of Closing, the Optionholders, the Purchaser and the Vendors' Representative shall enter into Purchaser Option Agreements in respect of the grant of the Class 4 Preferred Share Options, as provided in this Agreement.

2.7  NET CASH PAYMENT

          On the 15th Business Day after the final determination of the Final Closing Balance Sheet in accordance with the Principal Purchase Agreement, if the Net Cash as set out in the Final Closing Balance Sheet is a positive number, the Purchaser shall issue to the Vendors on such date (the "SPECIAL REDEMPTION DATE") such number of Class 3 Preferred Shares (in the case of Shareholders) and Class 4 Preferred Shares (in the case of Optionholders) with an aggregate Redemption Price equal to the amount of such Net Cash, converted to U.S. Dollars at the Conversion Rate as at the Closing Date, multiplied by a fraction, (i) the numerator of which is the aggregate of the number of Class 3 Preferred Shares owned by the Vendors on the Special Redemption Date and the number of Class 4 Preferred Share Options held by the Vendors on the Special Redemption Date and
(ii) the denominator of which is the aggregate number of all Class 3 Preferred Shares outstanding on the Special Redemption Date and the number of all Class 4 Preferred Share Options outstanding on the Special Redemption Date. Such Class 3 Preferred Shares and Class 4 Preferred Shares issuable to such Vendors shall be credited as paid in full, and delivered by the Purchaser to the Vendors' Representative, on behalf of the Vendors, in certificated form, each Vendor being entitled to such number of such Class 3 Preferred Shares or Class 4 Preferred Shares, as the case may be (rounded upwards to the nearest whole share), based on its pro rata holding of Class 3 Preferred Shares or Class 4 Preferred Share Options, relative to all Shareholders or Optionholders, respectively.

2.8  FINAL PROCEEDS SCHEDULE

          The Final Proceeds Schedule shall be based on the Pro Forma Proceeds Schedule and calculated in accordance with, and in a manner consistent with, the spreadsheet contained within the CD-Rom delivered by the Corporation to Vernalis on the date of this Agreement, updated to reflect the final resolution as at the Closing Date of the variable factors noted in the Pro Forma Proceeds Schedule (other than those variables to be reflected in the Final Closing Balance Sheet). The Final Proceeds Schedule as agreed between Vernalis and the Corporation shall be binding upon the parties to this Agreement, and neither the Purchaser nor Vernalis shall have any responsibility or liability for any dispute or claim arising as to the allocation, in accordance with the Final Proceeds Schedule, of Purchaser Shares, Class 4 Preferred Share Options, each class of shares in the capital of the Purchaser, options to acquire such shares, Redemption Amounts and the other amounts set forth therein. The Vendors acknowledge and agree that the Pro Forma Proceeds Schedule and the Final Proceeds Schedule are intended only to set out the allocation of Purchaser Shares, Class 4 Preferred Share Options, each class of shares in the capital of the Purchaser, options to acquire such shares, Redemption Amounts and the other amounts set forth therein (prior to reduction and set-off in accordance with section 2.3.7 and excluding the issue of any additional Class 2 Preferred Shares, Class 3 Preferred Shares and Class 4 Preferred Shares pursuant to section 2.7 or to other Persons in respect of Net
Cash), and, subject to section 2.7, nothing in this section 2.8 shall oblige the Purchaser or Vernalis to pay, issue or allot (or procure the payment, issue or allotment of) additional consideration to the Vendors. In the event that additional Class 2 Preferred Shares, Class 3 Preferred Shares or Class 4 Preferred Shares are issued in accordance with section 2.7 or to other Persons in respect of Net Cash, the Final Proceeds Schedule shall be updated by the Purchaser and the Vendors' Representative accordingly.

                                    ARTICLE 3
                         REPRESENTATIONS AND WARRANTIES

3.1  VENDORS' REPRESENTATIONS AND WARRANTIES

          Each Vendor hereby severally, and not jointly, represents and warrants to each of the Purchaser and Vernalis as follows with respect to itself only and each Vendor acknowledges that each of the Purchaser and Vernalis is relying upon the following representations and warranties in connection with the purchase of the Purchased Securities (and such representations and warranties shall be deemed to be repeated on the Closing Date and, in the case of the representation and warranty contained in section 3.1.10, unless the Purchaser and Vernalis have been notified otherwise in writing at least 10 Business Days prior thereto, on each Redemption Date or date of payment under section 2.3.8):

     3.1.1 INCORPORATION. In the case of Parteq, it is duly incorporated and validly existing under the laws of its jurisdiction of incorporation.

     3.1.2 CAPACITY AND DUE AUTHORIZATION. In the case of Parteq, it has the corporate power and capacity to enter into, and to perform its obligations under, this Agreement.

     In the case of the Vendors other than Parteq, it has the capacity to enter into, and to perform its obligations under, this Agreement.

     3.1.3 ENFORCEABILITY. This Agreement has been duly authorized (in the case of Parteq), executed and delivered by it and is its valid and binding obligation, enforceable against it in accordance with its terms, subject to the usual exceptions as to bankruptcy and the availability of equitable remedies.

     3.1.4 TITLE TO, AND RIGHT TO, SELL PURCHASED SECURITIES. It is the sole registered and beneficial owner of the Purchased Securities set forth in Schedule E with good and marketable title thereto, free of all Charges. Set forth opposite its name in Schedule E are all of the agreements, options, warrants, conversion rights or other rights to acquire Corporation Shares or other shares or securities of the Corporation. Except for the Corporation Shareholders Agreement, there are no agreements or restrictions which in any way limit or restrict the transfer to the Purchaser of its Purchased Securities nor are there any shareholders agreements, pooling agreements, voting trusts or other agreements or understandings with respect to the voting of its Purchased Shares or shares issuable upon exercise of its Exchanged Options or any of them. It waives all of its rights under the Corporation Shareholders Agreement in respect of the transactions contemplated in this Agreement and, at the Time of Closing, the Corporation Shareholders Agreement shall be deemed to be terminated by it without further action. At the Time of Closing it will have full legal right, power and authority to sell the Purchased Shares to the Purchaser, or exchange the Exchanged Options with the Purchaser, free of all Charges. A correct and complete copy of the Corporation Shareholders Agreement has been provided to Vernalis.

     3.1.5 NO CONTRAVENTION. None of the entering into of this Agreement nor the performance by it of any of its obligations under this Agreement will contravene, breach or result in any default under its articles, by-laws, constating documents or other organizational documents, if applicable, or under any mortgage, lease, agreement, other legally binding instrument, licence, permit, statute, regulation, order, judgment, decree or law to which it is a party or by which it may be bound.

     3.1.6 CONSENTS AND APPROVALS. No authorization, consent or approval of, or filing with or notice to, any governmental agency, regulatory body, court or other Person is required in connection with the execution, delivery or performance by it of this Agreement or the sale or exchange by it of any of the Purchased Securities hereunder.

     3.1.7 COMPLIANCE WITH CONFIDENTIALITY OBLIGATIONS. It has complied with all applicable confidentiality or proprietary obligations in favour of the Corporation and has not, directly of indirectly, used for its own purposes or disclosed to any Person any confidential or proprietary information of the Corporation or the Subsidiaries, including know-how and data, technical or non-technical, relating to the Business.

     3.1.8 PRINCIPAL PURCHASE AGREEMENT. It acknowledges that it is aware of the terms of the Principal Purchase Agreement and that, if requested, it received a copy of the Principal Purchase Agreement.

     3.1.9 TAX RESIDENCY. Except for Molinoff, Sekhri, Thatcher, Lehmann, Cutler and Cotman, it is not a non-resident of Canada under the Income Tax Act (Canada).

     3.1.10 U.S. SECURITIES LAWS. Except for Molinoff, Sekhri, Thatcher, Lehmann, Cutler and Cotman, it is not located or resident in the United States of America for securities laws purposes. In the case of Molinoff, Sekhri, Thatcher, Lehmann, Cutler and Cotman:

          3.1.10.1 except for Lehmann, Cutlter and Cotman, it is an "Accredited Investor" within the meaning of paragraphs (4), (5) or (6) of Rule 501(a) of Regulation D under the U.S. Securities Act of 1933, as amended;

          3.1.10.2 it has, either alone or together with its investment advisors, if any, such knowledge and experience in financial and business matters to be capable of evaluation the merits and risks involved in entering into this Agreement;

          3.1.10.3 it acknowledges that the information provided by the Purchaser and Vernalis in connection with the Agreement is solely for its own use in deciding whether to enter into this Agreement and does not constitute an offer to any third party or to the public generally to purchase any securities of the Purchaser or Vernalis;

          3.1.10.4 it has received a copy of Vernalis' Annual Report on Form 20-F for the fiscal year ended December 31, 2004, has had an opportunity to ask questions of, and receive answers from, appropriate representatives of the Purchaser or Vernalis concerning the terms and conditions of the Agreement and has had access to such financial and other information concerning the Purchaser or Vernalis as it has deemed necessary in connection with making its decision to enter into this Agreement. It acknowledges that neither the Purchaser nor Vernalis, nor any person representing the Purchaser or Vernalis, has made any representation to it with respect to the Purchaser or Vernalis or their respective securities;

          3.1.10.5 it has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of entering into this Agreement;

          3.1.10.6 it acknowledges and agrees that any Redemption Amounts which may be payable to it may be paid to it in the form of cash only;

          3.1.10.7 it understands that the representations and undertakings herein are required in connection with securities laws of the United States of America and that the Purchaser and Vernalis will rely thereon and it irrevocably authorizes the Purchaser and Vernalis to produce this Agreement to any interested party in any administrative or legal proceedings or official enquiry with respect to the matters covered herein;

          3.1.10.8 it is entering into this Agreement to acquire the Purchaser Shares (and any Vernalis Shares that may be received in redemption or retraction thereof) for its own account, as principal, for investment and not with a view to resale or distribution and that it will not sell or otherwise transfer the Purchaser Shares; and

          3.1.10.9 it understands that no federal or state agency has approved or disapproved the issuance of the Purchaser Shares, passed upon the merits of this Agreement or made any finding or determination regarding the fairness of the terms of this Agreement.

3.2  PURCHASER'S AND VERNALIS' REPRESENTATIONS AND WARRANTIES

          The Purchaser and Vernalis each jointly and severally represents and warrants to the Vendors as follows and acknowledges that the Vendors are relying upon the following representations and warranties in connection with their sale or exchange of the Purchased Securities (and such representations and warranties shall be deemed to be repeated on the Closing Date:

     3.2.1 INCORPORATION. The Purchaser is duly incorporated and validly existing under the laws of New Brunswick. Vernalis is duly incorporated and validly existing under the laws of England and Wales.

     3.2.2 CORPORATE POWER AND DUE AUTHORIZATION. The Purchaser and Vernalis each have the corporate power and capacity to enter into, and to perform its obligations under, this Agreement, subject to shareholder and regulatory approvals and requirements and filings in connection with the issue of securities of the Purchaser and Vernalis as contemplated herein. This Agreement has been duly authorized by the board of directors of each of the Purchaser and Vernalis. This Agreement has been duly executed and delivered by the Purchaser and Vernalis.

     3.2.3 ENFORCEABILITY. This Agreement is a valid and binding obligation of each of the Purchaser and Vernalis, enforceable in accordance with its terms, subject to the usual exceptions as to bankruptcy and the availability of equitable remedies.

     3.2.4 NO CONTRAVENTION. None of the entering into of this Agreement nor the performance by the Purchaser nor Vernalis of any of its obligations under this Agreement will contravene, breach or result in any default under its articles, by-laws, constating documents or other organizational documents or under any mortgage, lease, agreement, other legally binding instrument, licence, permit, statute, regulation, order, judgment, decree or law to which it is a party or by which it may be bound.

     3.2.5 CONSENTS AND APPROVALS. No authorization, consent or approval of, or filing with or notice to, any governmental agency, regulatory body, court or other Person is required in connection with the execution, delivery or performance by the Purchaser nor Vernalis of this Agreement nor the performance by it of any of its obligations, subject to shareholder and regulatory approvals and requirements and filings in connection with the issue of securities of the Purchaser and Vernalis as contemplated herein.

     3.2.6 ISSUE OF PURCHASER SHARES AND VERNALIS SHARES. At the time of issue of the Purchaser Shares or Vernalis Shares in accordance with the share provisions attached to the Purchaser Shares and the provisions of this Agreement and the Purchaser Option Agreements, as applicable, such Purchaser Shares and Vernalis Shares, as the case may be, shall be validly issued and fully paid.

                                    ARTICLE 4
                                    COVENANTS

4.1  VENDORS' COVENANTS

          Each Vendor severally, and not jointly, covenants in respect of itself only in favour of the Purchaser and Vernalis as follows:

     4.1.1 EXERCISE OF RIGHTS. To exercise, prior to the Time of Closing, all warrants, conversion rights, options and other rights to acquire, directly or indirectly, Corporation Shares prior to the Time of Closing.

     4.1.2 PURCHASER SHAREHOLDERS AGREEMENT. To enter into, at the Time of Closing, the Purchaser Shareholders Agreement and hereby authorizes the Vendors' Representative to execute the Purchaser Shareholders Agreement on its behalf.

     4.1.3 PURCHASER OPTION AGREEMENTS. To enter into, in the case of the Optionholders, along with the Purchaser and the Vendors' Representative, at the Time of Closing, the Purchaser Option Agreements.

     4.1.4 VENDORS' REPRESENTATIVE AGREEMENT. To enter into, at the Time of Closing, the Vendors' Representative Agreement.

     4.1.5 WITHDRAWAL RIGHT. To not exercise, or attempt to exercise, any right or entitlement which may be applicable to, or enforceable by, it under section 87(Q) of the Financial Services and Markets Act 2000 (United Kingdom) (as amended). Each of the Vendors acknowledges that the issue of Vernalis Shares to it under this Agreement will be by way of a bilateral contract and as such section 87(Q) will not entitle it to withdraw in the event that Vernalis publishes a supplementary prospectus. Each Vendor further severally, and not jointly, covenants in respect of itself only, in favour of Vernalis that, in the event it is so entitled to withdraw, by signing this Agreement, it is confirming its acceptance of the offer of Vernalis Shares contained in this Agreement on the same terms immediately after such withdrawal.

                                    ARTICLE 5
                                 GENERAL MATTERS

5.1  CONFIDENTIALITY

     5.1.1 No Vendor shall directly or indirectly use for its own purposes or disclose to any other Person any confidential or proprietary information, including know-how and data, technical or non-technical, relating to the business of Vernalis which becomes known to the Vendor or its accountants, legal advisers or representatives as a result of Vernalis making the same available in connection with the transaction contemplated hereby.

     5.1.2 No Vendor shall directly or indirectly use for its own purposes or disclose to any Person any confidential or proprietary information of the Corporation or the Subsidiaries, including know-how and data, technical or non-technical, relating to the Business.

5.2  PUBLIC NOTICES

          No press release or other public announcement concerning the transaction contemplated by this Agreement shall be made by the Vendors without the prior written consent of Vernalis.

5.3  EXPENSES

          Each of the Vendors, the Purchaser and Vernalis shall be responsible for the expenses (including fees and expenses of legal advisers, accountants and other professional advisers) incurred by it in connection with the negotiation and settlement of this Agreement and the completion of the transaction contemplated hereby.

5.4  TERMINATION

          This Agreement shall terminate and the obligations and covenants of the parties hereunder, other than those set out in sections 5.1 and 5.2, shall terminate upon the termination of the Principal Purchase Agreement but shall not terminate prior thereto in any circumstances.

5.5  ASSIGNMENT

          Except as provided in this section, no party may assign its rights or benefits under this Agreement, nor may a Vendor transfer its Purchaser Shares except (i) to Vernalis or an affiliate of Vernalis, or (ii) by will or the laws of descent and distribution. The Purchaser or Vernalis may, at any time after the Time of Closing and from time to time, assign its rights and benefits under this Agreement, in whole or in part, to any affiliate or to any Person who acquires all or substantially all of the assets or shares of the Corporation.

5.6  NOTICES

          Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be given by prepaid mail, by facsimile or other means of electronic communication or by hand-delivery as hereinafter provided. Any such notice or other communication, if mailed by prepaid mail at any time other than during a general discontinuance of postal service due to strike, lockout or otherwise, shall be deemed to have been received on the seventh Business Day after the post-marked date thereof, or if sent by facsimile or other means of electronic communication, shall be deemed to have been received on the Business Day following the sending, or if delivered by hand shall be deemed to have been received at the time it is delivered to the applicable address noted below either to the individual designated below or to an individual at such address having apparent authority to accept deliveries on behalf of the addressee. Notice of change of address shall also be governed by this section 5.6. In the event of a general discontinuance of postal service due to strike, lock-out or otherwise, notices or other communications shall be delivered by hand or sent by facsimile or other means of electronic communication and shall be deemed to have been received in accordance with this section 5.6. Notices and other communications shall be addressed as follows:

     (a)  if to the Vendors:

          c/o The VenGrowth Advanced Life Sciences Fund Inc. (as Vendors' Representative)
          105 Adelaide Street West, Suite 1000
          Toronto, Ontario
          M5H 1P9

          Attention:         Dr. Luc Marengere/Phil Kurtz
          Telecopier number: 416-971-6519

          with a copy to the Vendors' counsel at:

          Borden Ladner Gervais LLP
          40 King Street West, Suite 4200
          Toronto, Ontario,
          M5H 3Y4

          Attention:         Jeffrey Graham
          Telecopier number: 416-361-7377

     (b)  if to the Purchaser or Vernalis:

          Vernalis plc
          Oakdene Court
          613 Reading Road
          Winnersh, Berkshire
          RG 41 5UA

          Attention:         John Slater
          Telecopier number: + 44 118 989 9300

          with a copy to the Purchaser's counsel at:

          Torys LLP
          Suite 3000, 79 Wellington Street West
          Box 270, TD Centre
          Toronto, Ontario M5K 1N2

          Attention:         Kathleen L. Keller-Hobson
          Telecopier number: (416) 865-7380

          and to:

          Allen & Overy LLP
          One New Change
          London EC4M 9QQ
          United Kingdom

          Attention:         Anna Buscall
          Telecopier number: + 44 20 7330 9999

          The failure to send or deliver a copy of a notice to the Purchaser's Counsel or the Vendors' Counsel, as the case may be, shall not invalidate any notice given under this section 5.6.

5.7  TIME OF ESSENCE

          Time is of the essence of this Agreement.

5.8  FURTHER ASSURANCES

          Each of the parties shall promptly do, make, execute, deliver, or cause to be done, made, executed or delivered, all such further acts, documents and things as the other party hereto may reasonably require from time to time for the purpose of giving effect to this Agreement and shall use reasonable efforts and take all such steps as may be reasonably within its power to implement to their full extent the provisions of this Agreement.

5.9  COUNTERPARTS

          This Agreement may be signed in counterparts and each such counterpart shall constitute an original document and such counterparts, taken together, shall constitute one and the same instrument.

          IN WITNESS WHEREOF the parties hereto have executed this Agreement.

                                        PARTEQ RESEARCH AND DEVELOPMENT
                                        INNOVATIONS


                                        by:
                                            ------------------------------------
                                        Name:
                                              ----------------------------------
                                        Title:
                                               ---------------------------------


                                        by:
                                            ------------------------------------
                                        Name:
                                              ----------------------------------
                                        Title:
                                               ---------------------------------


                                        ----------------------------------------
                                        JOHN MOLLOY on behalf of the following
                                        parties pursuant to powers of attorney
                                        executed on the date set forth opposite
                                        each party's name:

                                        James N. Reynolds      Oct 24, 2005
                                        Brian M. Bennett       Oct 24, 2005
                                        Roland J. Boegman      Nov 1, 2005
                                        Khem Jhamandas         Nov 3, 2005
                                        Gregory J. Thatcher    Oct 26, 2005
                                        John Lehmann           Nov 10, 2005
                                        Graham Strachan        Nov 3, 2005
                                        Jean-Paul St. Pierre   Oct 24, 2005
                                        Neil Cutler            Nov 8, 2005
                                        Carl Cotman            Oct 28, 2005
                                        Judith Burgess         Nov 3, 2005
                                        Liana Meogrossi        Nov 3, 2005
                                        Joy Newsome            Nov 3, 2005
                                        Perry Molinoff         Oct 31, 2005
                                        James Rae              Nov 2, 2005
                                        Paul Sekhri            Nov 3, 2005
                                        Padmini Singh          Nov 3, 2005
                                        Dale St. Hilaire       Nov 3, 2005
                                        Scott Samuel           Nov 3, 2005


                                        ----------------------------------------
                                        IAN ANDERSON

                              Signature Page for Common Share Purchase Agreement

                                        VERNALIS PLC


                                        by:
                                            ------------------------------------
                                        Name:
                                              ----------------------------------
                                        Title:
                                               ---------------------------------


                                        VERNALIS (CANADA) INC.


                                        by:
                                            ------------------------------------
                                        Name:
                                              ----------------------------------
                                        Title:
                                               ---------------------------------

          The undersigned hereby agrees to act as the Vendors' Representative and to carry out such duties and responsibilities on behalf of the Vendors as provided in this Agreement.

                                        THE VENGROWTH ADVANCED LIFE SCIENCES
                                        FUND INC., as Vendors' Representative


                                        by:
                                            ------------------------------------
                                        Name:
                                              ----------------------------------
                                        Title:
                                               ---------------------------------


                                        by:
                                            ------------------------------------
                                        Name:
                                              ----------------------------------
                                        Title:
                                               ---------------------------------

                              Signature Page for Common Share Purchase Agreement